EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made as of the      day of March, 2006 by and between Cooper US, Inc., a Delaware corporation (hereinafter called the “Company”), and Name (hereinafter called “Executive”).

WHEREAS, the Company desires to employ or to continue to employ Executive on terms which will encourage the attention and dedication of Executive to the Company as one of its key executives;

WHEREAS, the Company recognizes that the Executive’s contribution to the Company’s growth and success has been and continues to be substantial;

WHEREAS, the Company wishes to encourage the Executive to remain with and devote full time and attention to the business affairs of the Company and wishes to provide income protection to the Executive for a period of time consistent with the terms and conditions hereunder;

NOW, THEREFORE, in consideration of the premises and the respective covenants of the parties set forth in this Agreement and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1. Definitions

(a) As used herein, the term the “Company” or “Cooper” shall mean Cooper US, Inc., its parent, affiliates, subsidiaries, divisions, agents, assigns, pension plans, compensation plans, other benefit plans, employee benefit plan fiduciaries, predecessors-in-interest, successors-in-interest, and any officer, director, employee, agent, or other representative of any of the foregoing.

(b) As used herein “Executive” shall mean [Executive’s name], his successors-in-interest, predecessors-in-interest, assigns, administrators, and executors.

2. Employment by the Company. The Company offers and Executive accepts employment consistent with Executive’s current terms and conditions except as specifically modified herein and hereinafter set forth, and such modified terms and conditions shall supersede any conflicting oral or written employment agreement(s) entered into by and between the Company and Executive prior to the date of this Agreement. Unless the Executive is terminated for Cause (as defined below in Section 9) or Executive resigns his employment for “Good Reason” (as defined below in Section 9), Executive shall remain an employee of the Company for a period of six (6) months from the date of this Agreement (the “Term”). Upon expiration of the Term, Executive will become an “at will” employee of the Company. Once an “at will” employee, Executive will provide at least thirty (30) days notice if he decides to terminate his employment. Likewise, the Company will provide at least thirty (30) days notice of its intention to terminate Executive’s employment.

3. Duties, Obligations and Responsibilities of Executive. Executive shall be employed as Title, reporting to such persons as may be designated by the Company at the Company’s discretion. Executive shall assume such responsibilities and perform such duties in connection with Executive’s position as shall from time to time be assigned to Executive. Executive shall devote his best efforts to faithfully discharging the duties, obligations and responsibilities as an employee of the Company as those duties, obligations and responsibilities are defined by the Company or as may be subsequently modified by the Company. Executive shall perform such duties to the best of Executive’s ability, experience, and talents, all to the reasonable satisfaction of the Company. Such duties shall be rendered at such place or places as the Company shall specify. Executive shall have such authority and power (and only such authority and power) as are inherent in the undertakings applicable to Executive’s position and necessary to carry out the duties required of Executive hereunder. Executive shall devote Executive’s entire working time, attention, and energies to the business of the Company and shall accept compensation from no other corporation, firm, partnership, or organization in return for services performed by Executive. Executive may engage in civic or community service activities, so long as such activities do not interfere with Executive’s ability to comply with this Agreement and are not otherwise in conflict with the policies or interests of the Company.

4. Base Salary. As an employee of the Company, Executive shall receive a base salary (“Base Salary”) at the same level in effect as of the date of this agreement. Base Salary payments to Executive shall be made semi-monthly or on such other schedule as salaried employees of the Company are paid. Future increase in the Executive’s Base Salary will be determined under the Company’s normal salary administration policy.

5. Annual Bonus. As an Executive of the Company, Executive will be eligible to participate in an annual bonus plan. Annual bonus awards are made at the discretion of the Company’s Corporate Management based upon the financial results and an executive’s individual performance. Annually, the Executive will be advised of the terms, conditions, and performance goals in order for Executive to be eligible to receive the bonus payment.

6. Stock Incentive Plan. As an Executive of the Company, Executive shall be eligible to participate in the Cooper Industries, Inc. Amended and Restated Stock Incentive Plan (the “Plan”) in accordance with the terms of the Plan administered by the Management Development and Compensation Committee.

7. Employee Benefits and Business Expenses. Executive shall be eligible to participate in the same welfare benefit plans, including medical insurance, retirement plans or programs maintained or sponsored by the Company for salaried employees for which Executive is eligible pursuant to the terms and conditions of such plan or program; for vacation as provided to other similarly situated salaried employees and shall have the same schedule of holidays as do the employees at the Company location to which Executive is assigned; and the Company shall reimburse Executive for reasonable travel, entertainment and other business expenses incurred by Executive in accordance with the Company’s policies.

8. Conflicting Interest. Executive agrees that he will not accept any other employment nor engage in any outside business activities, or become involved in an enterprise of a commercial nature while the Executive remains an employee of the Company.

9. Termination of Employment

(a) At any time during the Term, the Company may terminate Executive’s employment for “Cause”. In the event Executive’s employment is terminated for “Cause”, the Company shall be under no further obligation to provide Executive with Base Salary or bonus payments and Executive will no longer be eligible to participate in pension and welfare plans sponsored by the Company, except as may be required by law. For the purpose of this Agreement, “Cause” includes, but is not limited to: (i) an act or acts of personal dishonesty by the Executive and intended to result in the personal enrichment of the Executive; (ii) wanton and willful misconduct or gross negligence by the Executive in the performance of his duties and obligations under this Agreement; (iii) neglect of his assigned duties, provided the Company gives Executive written notice of the basis for its determination of neglect and thirty (30) days after such notice to remedy the situation and such neglect is not remedied; (iv) a criminal act including, but not limited to, the arrest or indictment for an alleged criminal act; (v) a breach of any provision of this Agreement; or (vi) other conduct determined by the Company in good faith to be Cause.

(b) During the Term, Executive shall have the right to terminate his employment with the Company for Good Reason (as defined below) by written notice to the Company. In the event of such termination, or in the event the Company terminates Executive’s employment without Cause, the Company shall pay to Executive in a lump sum within forty-five (45) days thereafter any unpaid Base Salary, prorated target bonus and earned, unused vacation to be provided to Executive hereunder during the Term of this Agreement. The Company shall also pay to Executive additional separation allowance benefits for which Executive is eligible under the Company’s Separation Allowance Policy and Procedure in effect at the time of Executive’s termination which shall be determined by Executive’s years of continuous service at the Company and Executive’s age at the time of Executive’s termination of employment in exchange for an executed valid and enforceable waiver in a form determined by the Company. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following: (i) the Company materially and adversely changes Executive’s responsibilities in a manner which constitutes a demotion when compared with Executive’s responsibilities preceding such change or which results in Executive having a position of significantly less scope or responsibility, or (ii) the Company materially breaches this Agreement provided written notice of Executive’s termination is provided to the Company within thirty (30) days of the first occurrence of the facts giving rise to the Good Reason. This provision provides the exclusive remedy to Executive for any termination by Executive for Good Reason or by the Company without Cause during the Term.

(c) Upon expiration of the Term (i) the Executive may resign at any time, and (ii) the Company may terminate or modify the Executive’s employment, including salary and bonus opportunity and amounts, in its discretion, with or without Cause, and without any liability on the part of the Company. The Executive and the Company will each provide the other with at least thirty (30) days written notice of a decision to terminate Executive’s employment.

(d) If after Executive’s termination, either by the Company without Cause or by the Executive with Good Reason, the Company has a good faith reason to believe that, while employed by the Company, the Executive breached any provision of this Agreement, any and all monies due and owing to Executive including, but not limited to, severance payments, bonus payments, and earned but unused vacation shall immediately cease unless and until it is determined that Executive did not breach any provision of this Agreement while still employed by the Company.

10. Covenant Not to Compete. Executive acknowledges that the restrictions on his activities contained in this Section 10 are in consideration of the Company’s agreement to employ Executive for the Term, to grant Executive eligibility to participate in the Plan, and the Company’s promise to disclose confidential and proprietary information to Executive not yet disclosed to Executive.

So long as Executive is employed by the Company, Executive shall not assist in any way, serve in any capacity with, or own, directly or indirectly, any interest in, a competitor of the Company for which Executive is employed (except that Executive may hold an interest in a publicly traded competitor not exceeding one (1) percent of the competitor’s outstanding stock). This restriction on competition shall include those customers, markets, products and/or services for which the Executive held responsibility during Executive’s employment and shall extend for one (1) year after the termination of Executive’s employment with the Company and shall apply to competition conducted in the specific geographic areas(s) or territories in which the Executive engaged in business on behalf of the Company.

As used herein, “competitor” of the Company shall include the organizations named on the attached Exhibit A, including any and all parent corporations, subsidiaries, joint ventures, and successors.

The Company’s obligation to continue making severance payments under this Agreement and to permit exercise of stock options or equity awards under the Plan is conditioned upon the Executive’s compliance with this paragraph as written. If any provision in this paragraph is found to be unenforceable, or if the Executive challenges the enforceability of any such provision, Executive shall not be entitled to continuing severance payments, exercise of stock options or receipt of Company stock issued under the Plan. In the event this restriction is deemed unreasonable by any court, the Company and Executive agree that the court may reduce such restriction to one it deems reasonable to protect the Company.

11. Non-Solicitation of Employees. So long as Executive is employed by the Company and for one (1) year after Executive leaves the Company, Executive shall not, on behalf of himself or any other person, firm, company business or other legal entity, directly or indirectly, solicit, influence or attempt to influence any management, sales, technical design or engineering employee, representative or advisor of the Company to terminate his or her employment relationship with the Company and/or to work in any manner for Executive, or any entity affiliated with Executive. In the event any court deems this restriction unreasonable, the Company and Executive agree that the court may reduce such restriction to one it deems reasonable to protect the Company.

12. Non-Solicitation of Customers. So long as Executive is employed by the Company and for one (1) year after Executive leaves the Company, Executive shall not, on behalf of himself, or any other person, firm, company, business, or other legal entity, solicit, contact, call upon, initiate communications with or attempt to initiate communications with any customer of the Company for the purpose of selling or providing products similar to or competitive with those manufactured by the Company entity employing Executive. In the event any court deems this restriction unreasonable, the Company and Executive agree that the court may reduce such restriction to one it deems reasonable to protect the Company.

13. Confidential and Proprietary Information (Secrecy Agreement). The Company agrees to provide Executive with access to confidential and proprietary information, and may have already provided additional confidential and proprietary information, necessary to perform Executive’s duties for the Company. Upon the termination of Executive’s employment with the Company for whatever reason, with or without Cause, Executive agrees to immediately return to the Company any of the Company’s proprietary or confidential information or trade secrets in Executive’s possession or which were provided to Executive during his employment with the Company. This includes all copies of such information, whether in paper, electronic, or other forms.

Executive agrees during Executive’s employment and thereafter that he shall not at any time directly or indirectly, use or disclose to any business person or enterprise in any manner whatsoever, without the prior written consent of the CEO, any confidential or secret information of any kind relating to the Company or of others as to which Executive knows or should know that the Company has confidential information obligations.

For the purposes of this Agreement, proprietary or confidential information or trade secrets (including trade secrets as defined by applicable state law) is defined to include any information in any form whatsoever that has been developed or used by the Company during Executive’s employment with the Company, that cannot be obtained readily by third parties from outside sources, and which was made known to Executive or acquired by Executive during his employment with the Company. Proprietary or confidential information or trade secrets include without limitation the following: marketing data, including analyses and projections, strategies, business plans, product plans and competitive activity data; all financial and profit information not required by law to be published; purchasing or costs data; sales data including customer lists, booking reports, current sales information, pricing, billing, and other information; products, services, present and future developments, manufacturing process or techniques and manufacturing equipment; personnel compensation and personnel; product specifications and designs, and manufacturing process; information related to the cost, quantity and type of raw materials and components utilized in products manufactured by the Company; information related to new product development and prototypes; the Company’s contracts, bids or proposals; the names of and other information concerning the Company’s customers that is generally not known to the public, including information related to customer orders and preferences; proprietary computer programs and software developed and/or used by the Company; information related to the Company’s patents, trademarks, and copyrights, including information related to potential patent, trademark, or copyright disputes or negotiations regarding same with competitors; and information pertaining to the Company or made available to Executive by the Company and identified or treated as confidential or secret.

14. Assignment of Discoveries, Improvements and Inventions.

(a) Executive agrees that, with respect to any and all ideas, concepts, techniques, discoveries, improvements and inventions or works of authorship (all hereinafter called “Developments”), which Executive may conceive or make during the term of Executive’s employment, either solely or jointly with others, whether or not such Developments are patentable, subject to copyright protection or susceptible to any other form of protection which related to the present or future business of the Company, or which are in the scope of Executive’s duties for the Company or relate to work performed by Executive for the Company, Executive will assign and does hereby assign and transfer, all of Executive’s entire right, title and interest in and to such Developments to the Company or its designated affiliates, including its successors and assigns, except those inventions specifically excluded by statute as more fully explained in Section (b) below.

(b) Executive further agrees upon the request of the Company to execute and deliver as documents and do all acts necessary to secure to the Company, its successors and assigns, or its designated affiliates or other nominees, the entire right, title and interest in and to those ideas, concepts, techniques, discoveries, improvements and inventions referred to in paragraph (a), including applications for and Letters Patent of the United States and foreign countries, provided the cost of preparing such papers, assignments and applications for Letters Patent, and the prosecution and maintenance thereof and all proceedings and litigation relating thereto, is borne by the Company or its nominee.

15. Copyrights. Executive acknowledges that all works prepared solely or jointly with others which related in any manner to the research, development or other business activities of the Company shall for the purposes of U.S. copyright law be deemed “works made for hire” and all rights therein, including copyrights or any other rights, shall be the sole property of the Company and that such writings shall be held in confidence by Executive until written authorization to publish is obtained from a duly designated representative of the Company. In the event that these works are held not to be “works made for hire,” the Executive agrees to assign all right, title and interest in the works to the Company.

16. Non-Disparagement. Executive agrees that Executive shall not for any reason whatsoever and whether directly or indirectly, either alone or jointly with any person, firm or corporation at any time, in any way, make disparaging statements about the Company or any of its related entities, their products, services or employees to any person, entity, vendor, contractor, subcontractor, competitor, customer or potential customer of the Company.

17. Employee Transfer. Executive agrees that if Executive shall accept transfer to any of the Company’s affiliates, the term the “Company” as used herein, shall be deemed to include each such affiliate, and this Agreement shall remain in full force and effect unless and until superseded by a new Agreement.

18. Prior Inventions. Executive agrees and represents that listed below are descriptions of all inventions, whether patented or not, which Executive has made or conceived prior to being employed by the Company, and to which this Agreement is not applicable. Executive represents that the absence of any inventions in the listing below (including stating “none”) shall indicate that Executive owns or claims no such invention at the time of signing this Agreement.

Reserved inventions made or conceived by Executive prior to employment and excluded from this Agreement, and brief descriptions thereof are:

If none, please state “none”.

19. Injunctive Relief. Executive agrees that in the event of any violation of this Agreement by Executive, the Company shall be entitled, in addition to any other rights or remedies which it might have, to maintain an action for damages and permanent injunctive relief, and in addition the Company shall be entitled to preliminary injunctive relief, it being agreed and understood that the substantive and irreparable damages which the Company might sustain upon any such violation could be impossible to ascertain in advance. Executive further agrees that nothing in this Agreement shall be construed as a limitation upon the remedies the Company might have for any wrongs of Executive.

Executive acknowledges that any violation of his or her obligations described herein may result in disciplinary action, including dismissal from the Company, as well as and any other appropriate relief for the Company including money damages and equitable relief as described in the preceding paragraph, together with associated attorney fees.

20. Amendments. This Agreement or any provisions hereof may be changed, waived, discharged, or terminated only by a written amendment signed by both the Company and Executive.

21. Severability and Reformation. Any portion of the Agreement which a Court of competent jurisdiction shall determine to be void or unenforceable as against public policy, or for any other reason, shall be deemed to be severable from the Agreement and shall have no affect on the other covenants or provisions in the Agreement. Executive further agrees that the Court shall be empowered upon the request of the Company to reform and construe any provision which would otherwise be void or unenforceable in a manner that it will be valid and enforceable to the maximum extent permitted by law. Provided that, the Company’s obligation to continue making severance payments under this Agreement is conditioned upon the Executive’s compliance with paragraph 10 of this agreement as written.

22. Waiver. The failure of either party to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision as to future breaches or violations thereof, nor prevent such party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties hereunder are cumulative and the waiver of any single remedy shall not constitute a waiver of such parties’ rights to assert all other legal remedies available to it pursuant to this Agreement.

23. Arbitration. Any claim or dispute arising in connection with the Agreement which is not settled by the parties within sixty (60) days of notice thereof first being given by either party to the other shall be finally settled by arbitration (under the Employment Dispute Resolution Rules of the American Arbitration Association), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over it. There shall be one arbitrator, who shall be compensated at his normal hourly or per diem rate for all time spent in connection with the arbitration proceedings and pending final award appropriate compensation and expenses shall be advanced equally by the parties. The arbitrator shall actively manage the arbitration to make it fair, expeditious, economical and less burdensome and adversarial than litigation, and the award rendered shall not include punitive damages and shall state its reasoning. The arbitrator’s fees and expenses shall be shared equally by each party. This provision is intended to conform to Texas law and said law may be substituted for any term of this provision that does not conform to that law.

24. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations, or warranties, whether oral or written, by any officer, employee, or representative of any party hereto.

25. Anti-Assignment. This Agreement is personal in nature and cannot be assigned or transferred except as provided in Section 26 below.

26. Successors. This Agreement shall not be terminated by the voluntary or involuntary dissolution by the Company or by any merger or consolidation where the Company is not the surviving corporation or upon any transfer of all or substantially all of the Company’s assets, or any other change in control. In the event of such merger or transfer of assets, or other change in control, the provisions of this Agreement shall be binding upon and inure to the benefit of the surviving corporation or corporation to which such assets shall be transferred.

27. Governing Law and Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the state of Texas including all matters of construction, validity and performance. The parties further agree that any lawsuit under this Agreement must be brought in state or federal court in Harris County, Texas.

IN WITNESS THEREOF, the parties have executed this Agreement as of the day and year first written above.

EXECUTIVE

By:
Name:
Title:

COOPER US, INC.

By:
Name: David R. Sheil
Title: Sr. VP, Human Resources & Chief Administrative Officer